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                                                                    EXHIBIT 10.6

                           [NBC TV NETWORK LETTERHEAD]



                                                                 January 2, 1995


HEARST CORPORATION
BALTIMORE, MARYLAND


                                                                     Re: WBAL-TV

Gentlemen:

     The following shall constitute an amendment to the television network affiliation agreement (the "Agreement") between the licensee of Station WBAL-TV ("Station") and National Broadcasting Company, Inc. ("NBC"), effective as of January 2, 1995.

     1. During the term of the Agreement, Station shall, by the terms of this amendment, be entitled to invoke protection against the simultaneous duplication of NBC's network programming as carried by Station imported within a radius from Station's designated community of license as defined in Section 73.606 of the Rules of the Federal Communications Commission ("FCC") to the maximum geographic extent from said community of license permitted under the present Sections 76.92 and 73.658(m) of the FCC's Rules and in accordance with the terms and conditions of said Rules.

     2. Either party shall have the right to terminate this amendment (a) on December 31, 1996, by written notice to the other on or before June 30, 1996, for any reason whatsoever; or (b) at any other time during the term of the Agreement, by written notice to the other given at least 60 days prior to the effective date of such termination, but only in the event of the following:

          (i) Station grants consent to the retransmission of its broadcast signal by any cable television system or, except as provided in subparagraph 2(b)(ii) below, to any other multichannel video program distributor ("MVPD"), as defined in Section 76.64(d) of the FCC Rules, whose carriage of broadcast signals requires retransmission consent, and such cable system or MVPD is located outside the Area of Dominant Influence ("ADI"), as defined by Arbitron, to which Station is assigned, unless Station's signal is actually carried by such cable system or MVPD as of April 1, 1993, or, with respect to such cable system, is "significantly viewed" (as determined by the FCC) in areas in addition to those in which it was "significantly viewed" as of April 1, 1993 ("Additional Viewing Areas"), NBC agrees that it will negotiate in good faith with Station regarding a possible extension of Station's grant of the right to retransmit its broadcast signal to cable systems in the Additional Viewing Areas; or
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          (ii) Station grants consent to the retransmission of its broadcast signal by any MVPD that provides such signal to any home satellite dish user, unless such user is located within Station's own ADI or is an "unserved household" as defined in Section 119(d) or any successor provision of Title 17 of the United States Code.

Any notice of termination under paragraph 2(b) hereof given by either party may be withdrawn by such party if, as of the effective date provided therein, the circumstances giving rise to such party's right of termination no longer exist.

     To the extent that any term of the Agreement is inconsistent with the terms of this amendment, this amendment shall prevail. Except as modified by this amendment, the Agreement shall remain in full force and effect.


                                   Very truly yours,

                                   NATIONAL BROADCASTING COMPANY, INC.



                                   BY: /s/ National Broadcasating Company, Inc.
                                      ------------------------------------------


AGREED AND ACCEPTED:
HEARST CORPORATION



BY: /s/ David J. Barrett
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